Exhibit (99.1)
EASTMAN KODAK COMPANY

Media Contact:
Robert Gray                                           970-686-4121                                                robert.gray@kodak.com

Kodak To Shut Down Certain Operations at Colorado Site

WINDSOR, Colo., March 24 – Eastman Kodak Company will shut down two different manufacturing operations at its Colorado Site in 2009 as part of its ongoing initiatives to maintain competitiveness and maximize utilization of worldwide manufacturing capacity.
Shutting down by year-end 2009 will be the printing plate manufacturing operation and a converting and packaging facility for motion picture films, with production currently handled by those facilities transferred to other Kodak facilities with available capacity. About 300 employees will be impacted by these actions.
Kodak is a leading provider of printing plates and motion picture film, and remains fully committed to serving customers in those markets. The gradual ramping down of the operations over the next several months will help ensure that there is no impact on customer quality, service or delivery for the products manufactured at the Colorado Site.
Much of the plate production handled by the Colorado Site will be transferred to Kodak’s plant in Columbus, Ga., which has sufficient capacity to meet the additional demand. Similarly, Kodak has available capacity for converting and packaging motion picture films at its primary film manufacturing center in Rochester, N.Y., where the Colorado production will be transferred.
In some cases, impacted employees will be offered the opportunity to take other positions at the Colorado Site, or to transfer to the other Kodak sites.
After the shutdown of these two operations, the remaining activities at the Colorado Site will be focused on the production of media for producing digital and photographic prints – thermal media for digital picture kiosks and color photographic paper used by photofinishing outlets.
“I want to emphasize that these decisions were not in any way related to the performance of the site employees, which has been excellent,” said Robert Gray, site manager. “These actions simply reflect the challenge facing all companies to be as competitive as possible in the current economic environment.”
Gray noted that all employees who are involuntarily impacted would receive termination benefits, including severance payments, outplacement counseling, and continuation of medical coverage for four months.
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